Exhibit 10(w)

Pharmos Corporation 99 Wood Avenue South, Suite 311 Iselin, NJ 08830

February 16, 2005

Dr. Gad Riesenfeld c/o Pharmos Corporation 99 Wood Ave South, Suite 311 Iselin, NJ 08830

Re: Amendment of Employment Agreement

Dear Gadi:

              I am writing to confirm our agreement about the following amendment to the Employment Agreement dated as of April 2, 2001 between Pharmos Corporation (the “Company”) and Gad Riesenfeld, as amended (the “Employment Agreement”). Unless otherwise indicated, capitalized terms used in this letter shall have the same meaning as when used in the Employment Agreement. Except for the changes provided herein, the Employment Agreement remains in full force and effect.

We have agreed as follows:

              Pursuant to a letter agreement dated as of April 2, 2001, we agreed to create a separate account into which we have been depositing each year an amount equal to the cost of premiums that otherwise would have been payable by us to obtain and maintain a “split dollar” life insurance policy on your life in the amount of $500,000, which policy we have not, with your permission, obtained. Such amounts have been held by your benefit and have earned interest thereon at the rate of 8% per annum (the “Benefit”).

              We have agreed that notwithstanding the original Employment Agreement or any amendment thereof, your right to receive the Benefit vests and is payable at age 62. However if you should terminate prior to age 62 due to death, disability, involuntary termination without Cause, voluntary termination or termination following a Change in Control, the Benefit will vest at termination. However, any distribution of the Benefit due to involuntary termination without Cause, voluntary termination or termination following a Change of Control but occurring more than 12 months after a Change of Control may not be made any sooner than six months after the date of termination (separation), in accordance with IRC Section 409A(2)(B)(i).

Please acknowledge your acceptance of the foregoing by signing and returning a copy of this letter to us.

PHARMOS CORPORATION

By:	/s/	HAIM AVIV

Haim Aviv,
Chairman of the Board and
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ GAD RIESENFELD

Gad Riesenfeld